Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities and Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule D  (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Boulder Growth & Income Fund, Inc., and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Date:      May 27, 2020

/s/ Matthew Blattmachr

Matthew Blattmachr, President of Peak Trust Company-AK, trustee of the Ernest Horejsi Trust No. 1B, Lola Brown Trust No. 1B, Susan L. Ciciora Trust, Stewart West Indies Trust, Mildred B. Horejsi Trust, Stewart R. Horejsi Trust No. 2, LBT 2019 Trust, John S. Horejsi Trust, John X. Ciciora Trust, Jack S. Ciciora Trust, Amanda N. Ciciora Trust and Courtney M. Ciciora Trust

/s/ Matthew Blattmachr
Matthew Blattmachr, President of Peak Trust Company-AK

/s/ Susan L. Ciciora
Susan L. Ciciora

/s/ Stewart R. Horejsi
Stewart R. Horejsi